Exhibit 10.1

Certain immaterial portions of this agreement identified with an [*] have been excluded from the exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because public disclosure of such portions would likely cause competitive harm to the registrant.
In addition, pursuant to Instruction 2 to Item 601 of Regulation S-K, the registrant has omitted the following agreements entered into by the registrant and wholly-owned subsidiaries of the registrant on April 7, 2020, which are substantially identical in all material respects to Exhibit 10.1:
•Agreement for Purchase and Sale of Real Property, as amended, among Big Lots Stores, Inc., Big Lots Inc. and Oak Street Real Estate Capital Fund IV, LP relating to the registrant’s distribution center located in Columbus, Ohio;
•Agreement for Purchase and Sale of Real Property between Closeout Distribution, Inc. and BIGTRPA001 LLC relating to the registrant’s distribution center located in Tremont, Pennsylvania; and
•Agreement for Purchase and Sale of Real Property between CSC Distribution, Inc. and Oak Street Real Estate Capital Fund IV, LP relating to the registrant’s distribution center located in Montgomery, Alabama.

AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of this 7th day of April, 2020 (the “Effective Date”), by and among BIGDUOK001 LLC, a Delaware limited liability company (“Buyer”), and DURANT DC, LLC, an Ohio limited liability company (“Seller”).
FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, AND INTENDING TO BE LEGALLY BOUND, THE PARTIES HERETO AGREE AS FOLLOWS:
Section 1. Terms and Definitions.
The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)“Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 11(m) hereof.
(b)“Applicable Paydown Amount” shall mean (i) if, as of the Closing hereunder, all Other PSA Closings have occurred previously or are occurring concurrently with the Closing hereunder, an amount sufficient to pay down all amounts borrowed under Guarantor’s Credit Facility, such that, following such paydown, the outstanding principal balance under Guarantor’s Credit Facility is Zero and No/100 Dollars ($0.00), or (ii) if any Other Closing has not occurred previously and does not occur concurrently with the Closing hereunder, an amount equal to the product of (x) the outstanding principal balance under Guarantor’s Credit Facility immediately prior to the earliest of the Closing and each Other PSA Closing, multiplied by (y) a fraction, (A) the numerator of which is equal to the sum of the Purchase Price plus the aggregate “Purchase Prices” (as defined in the applicable Other PSAs) under each Other PSA with respect to which the Other Closing occurs concurrently with the Closing hereunder, and (B) the denominator of which is equal to the sum of the Purchase Price plus the aggregate “Purchase Prices” (as defined in the applicable Other PSAs) under all Other PSAs.
(c)“Business Day” or “business day” means any day other than Saturday, Sunday or any federal legal holiday.
(d)“Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 15 hereof:
c/o Oak Street Real Estate Capital, LLC
125 S. Wacker Drive, Suite 1220
Chicago, Illinois 60606
Attn: James Hennessey
Email: hennessey@oakstreetrec.com

With a copy to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attn.: David A. Rosenberg
Email: david.rosenberg@kirkland.com

(e)“Closing” shall mean the consummation of the transactions contemplated by this Agreement.
(f)“Closing Date” shall mean the actual date of Closing, as provided in Section 10 hereof.
(g)“Claim Cap” has the meaning ascribed to such term in Section 9(f) hereof.
(h)“Code” has the meaning ascribed to such term in Section 11(l) hereof.
(i)“Demand” has the meaning ascribed to such term in Section 8(b) hereof.
(j)“Earnest Money” shall mean [*] (together with all interest accrued thereon).
(k)“ERISA” has the meaning ascribed to such term in Section 11(l) hereof.
(l)“Environmental Laws” has the meaning ascribed to such term in Section 11(j) hereof.
(m)“Examination Period” shall mean the period beginning on the Effective Date and extending until 6:00 p.m. (New York, New York time) on June 5, 2020.
(n)“Executive Order” has the meaning ascribed to such term in Section 11(m) hereof.
(o)“FIRPTA” has the meaning ascribed to such term in Section 11(h) hereof.
(p)“Guarantor” shall mean Big Lots, Inc., an Ohio corporation.
(q)“Guarantor’s Credit Facility” shall mean Guarantor’s revolving credit facility evidenced by that certain First Amended and Restated Credit Agreement dated as of August 31, 2018, by and among Big Lots Stores, Inc., Big Lots, Inc., the various entities parties thereto from time to time as designated borrowers thereunder, the various entities parties thereto from time to time as guarantors thereunder, the various entities parties thereto from time to time as lenders thereunder, and PNC Bank, National Association, as administrative agent thereunder, as amended.
(r)“Guaranty” means the guaranty to be entered into at Closing by Guarantor, as guarantor, in favor of Buyer, as landlord, guarantying the payment and performance of all of Tenant’s obligations under the Lease, the final form of which will be negotiated in good faith by Buyer and Seller within fifteen (15) days of the Effective Date. At such time as Buyer and Seller agree upon the final form of Guaranty, Buyer and Seller shall enter into an amendment to this Agreement, attaching such final form of Guaranty as Exhibit C attached hereto.
(s)“Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances”, “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (42 USC Section 9601, et seq.) and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as either of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the State of Oklahoma or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.
(t)“Investment Grade” shall mean an investment grade rating from any of the major ratings agencies, which shall mean a rating by S&P of BBB-, by Moody's of Baa3 or by Fitch of BBB-, or by an alternative NRSRO selected by Tenant and approved in the sole discretion of Landlord.
(u)“Lease” means the lease to be entered into at Closing by and between Buyer, as landlord, and Tenant, as tenant, with respect to the Property, the basic terms of which are set forth on Exhibit C, attached hereto and incorporated herein by this reference, and the final form of which will be negotiated in good faith by Buyer and Seller within fifteen (15) days of the Effective Date. At such time as Buyer and Seller agree upon the final form of Lease, Buyer and Seller shall enter into an amendment to this Agreement, attaching such final form of Lease as Exhibit C attached hereto.
(v)“New Exception” has the meaning ascribed to such term in Section 6(a) hereof.
(w)“New Exception Review Period” has the meaning ascribed to such term in Section 6(a) hereof.
(x)“Objections” has the meaning ascribed to such term in Section 6(a) hereof.
(y)“Other Properties” shall mean, individually or collectively, as the context may require, the “Property” as defined in each of the Other PSAs, as applicable.
(z)“Other PSA Closing” shall mean, individually or collectively, as the context may require, the “Closing” as defined in each of the Other PSAs, as applicable.
(aa) “Other PSAs” shall mean, individually or collectively, as the context may require, the following: (i) that certain Agreement for Purchase and Sale of Real Property, dated as of the date hereof, by and between Oak Street Real Estate Capital Fund IV, LP, a Delaware limited partnership, as buyer, and CSC Distribution, Inc., an Alabama corporation, as seller; (ii) that certain Agreement for Purchase and Sale of Real Property, dated as of the date hereof, by and between BIGTRPA001 LLC, a Delaware limited liability company, as buyer, and Closeout Distribution, Inc., a Pennsylvania corporation, as seller; and (iii) that certain Agreement for Purchase and Sale of Real Property, dated as of the date hereof, by and between Oak Street Real Estate Capital Fund IV, LP, a Delaware limited partnership, as buyer, and Big Lots, Inc., an Ohio corporation and Big Lots Stores, Inc., an Ohio corporation, collectively as seller.
(bb) “Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.
(cc) “Plan” has the meaning ascribed to such term in Section 11(l) hereof.
(dd) “Property” shall mean, (a) that certain real property listed and more particularly described on Exhibit A, attached hereto and incorporated herein by this reference (the “Real Property”), together with all buildings, facilities and other improvements located thereon (individually or collectively, as the context may require, the “Improvements”); (b) all right, title and interest of Seller, if any, to any unpaid award as of the Closing for (1) any taking or condemnation of the Real Property or any portion thereof, or (2) any damage to the Real Property or the Improvements by reason of a change of grade of any street or highway; and (c) all easements and appurtenances relating to any of the foregoing (individually or collectively, as the context may require, the “Intangible Property”).
(ee)  “Purchase Price” shall mean the sum of [*].
(ff) “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Section 15 hereof:
Big Lots, Inc.
4900 East Dublin Granville Road
Columbus, OH 43081
Attn: Jason Judd
SVP Corporate Finance & Treasurer
Email: JJudd@biglots.com

Big Lots, Inc.
4900 East Dublin Granville Road
Columbus, OH 43081
Attn: Ronald A. Robins, Jr. (Rocky)
EVP, General Counsel & Corporate Secretary
Email: rrobins@biglots.com

With a copy to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OH 43215
Attn: Daniel J. Minor

Email: djminor@vorys.com

(gg) “Survey” has the meaning ascribed to such term in Section 6(a) hereof.
(hh) “Survival Period” has the meaning ascribed to such term in Section 9(f) hereof.
(ii) “Tenant” shall mean Durant DC, LLC, an Ohio limited liability company.
(jj) “Title Insurer” shall mean Chicago Title Insurance Company, 10 South LaSalle St. Suite 3100, Chicago, IL 60603, Attn: Cindy Malone.
(kk) “Title Report” has the meaning ascribed to such term in Section 6(a) hereof.
Section 2.  Proration of Expenses and Payment of Costs and Recording Fees.
(a)Proration of Taxes. All real estate taxes and assessments that are due and payable on or prior to the Closing Date shall be paid by Seller on or prior to the Closing Date. Tenant shall be responsible for payment of real estate taxes and assessments that are due and payable after the Closing Date in accordance with the Lease.
(b)Proration of Expenses. Seller and Buyer agree that in connection with entering into the Lease at Closing, there shall be no proration of utility charges or other expenses, whether accruing or payable prior to or after the Closing Date, and that all such utility charges and other expenses concerning the Property shall be borne by Tenant, as tenant under the Lease.
(c)Payment of Costs and Recording Fees.
(i) At Closing, Buyer shall pay: (1) any premium or cost for any “extended coverage” under the Title Policy and the cost of any endorsements thereto (other than the cost of any endorsement issued in connection with the cure of any title or survey exceptions that Seller elects or is expressly obligated to cure in accordance with this Agreement); (2) one half of any reasonable escrow fees (and any other escrow fees) charged by the Title Insurer; (3) all costs, expenses and charges incurred in connection with any loan or financing obtained by Buyer, including the cost of any recording fees and any lender’s policy or policies of title insurance issued to any lender to Buyer; (4) one half of the recording costs for each Deed (other than transfer taxes); (5) all costs associated with Buyer’s due diligence.
(ii) At Closing, Seller shall pay: (1) any premium or cost for the base premium for the Title Policy and the cost of any endorsements thereto issued in connection with the cure of any title or survey exceptions that Seller elects or is expressly obligated to cure in accordance with this Agreement; (2) one half of any reasonable escrow fees (and any other escrow fees) charged by the Title Insurer; (3) the costs to update and certify the abstracts of title, and the cost of the required title examination; and (4) one half of the recording costs for each Deed (other than transfer taxes).
(iii) Seller shall pay all applicable transfer taxes with respect to the Property.

(iv) All other costs and expenses of Closing shall be borne by Seller or Buyer in accordance with local custom.

Section 3.  Payment of Purchase Price and Earnest Money.
(a)Purchase Price. Buyer shall pay the Purchase Price to Seller on the Closing Date in accordance with all the terms and conditions of this Agreement.
(b)Earnest Money. The Earnest Money shall be delivered to Title Insurer by Buyer within five (5) business days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Title Insurer, to be applied as part payment of the Purchase Price on the Closing Date, or otherwise disbursed as agreed upon in accordance with the terms of this Agreement.
(c)Independent Consideration. Notwithstanding anything herein to the contrary, a portion of the Earnest Money in the amount of One Hundred and 00/100 Dollars ($100.00) shall be non-refundable to Buyer and deemed earned by Seller and will be paid over to Seller upon any termination of this Agreement as independent consideration for Seller’s performance under this Agreement. Any term or provision herein which provides for the return of the Earnest Money to Buyer shall mean the Earnest Money, less such independent consideration.
Section 4. Sale of Property.
Seller agrees to sell and convey the Property to Buyer (or its permitted assignee) at the Closing upon the terms and conditions set forth in this Agreement.
Section 5. Title.
At Closing, Seller agrees to execute and deliver to Buyer (or its permitted assignee) a Deed in the form attached as Exhibit B for the Property, free and clear of all liens, defects of title, and encumbrances, except for (i) the Lease; (ii) real estate taxes, and water and sewer charges, if any, for the current year and subsequent years that are not yet due or payable; (iii) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (iv) zoning ordinances and building codes, to the extent the Property is in compliance therewith; and (v) any and all other exceptions set forth in the Title Report (as defined below) which Seller does not agree, and is not required, to cure under Section 6(a) herein and/or to which Buyer waives (or is deemed to have waived) an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”).
Section 6. Examination of Property.
Seller and Buyer hereby agree as follows:
(a)Title Examination. Within five (5) business days after the Effective Date, Buyer shall order a title report with respect to the Property (the “Title Report”) from the Title Insurer. Buyer may order a survey of the Property (the “Survey”). Buyer may furnish to

Seller prior to the expiration of the Examination Period a statement specifying any defects in title and/or the Survey (the “Objections”). Seller shall notify Buyer within five (5) days after receipt of the Objections whether Seller will cure the Objections. If Seller does not respond within said five (5) day period, Seller shall be deemed to have elected not to cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within three (3) business days after receipt of Seller’s notice (or within three (3) business days of the expiration of Seller’s five (5) business day response period, if Seller does not respond), either to (a) waive the Objections and proceed with the transactions contemplated by this Agreement, in which event such Objections shall be Permitted Exceptions, or (b) terminate this Agreement, in which event the Earnest Money shall be paid to Buyer. If Buyer fails to elect to terminate this Agreement by notice given to Seller within said three (3) business day period, then Buyer shall be conclusively deemed to have elected to waive the Objections. If Buyer fails to deliver the Objections to Seller prior to the expiration of the Examination Period, then Buyer shall be deemed to have waived its right to object to any defect set forth in the Title Report and Survey. If at any time after Buyer’s receipt of the initial Title Report or Survey, any update to the Title Report or Survey discloses any additional item which was not disclosed on any version of or update to a Title Report or Survey delivered to Buyer previously (the “New Exception”), Buyer shall have a period of two (2) business days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Buyer’s approval or disapproval of the New Exception, or if no such notice is provided, such New Exception will be deemed to have been waived, in which event such New Exception shall be a Permitted Exception. If Buyer disapproves of the New Exception, Seller may, in its sole discretion, notify Buyer as to whether it is willing to cure the New Exception. If Seller fails to deliver a notice to Buyer within two (2) business days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Buyer is dissatisfied with Seller’s response, or lack thereof, Buyer may, as its exclusive remedy, elect, upon written notice to Seller two (2) business days after receipt of Seller’s response (or within two (2) business days of the expiration of Seller’s two (2) business day response period, if Seller does not respond), either: (a) to terminate this Agreement, in which event the Earnest Money shall be paid to Buyer, or (b) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event such New Exception shall be a Permitted Exception. If Buyer fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within two (2) business days after receipt of Seller’s response (or within two (2) business days of the expiration of Seller’s two (2) business day response period, if Seller does not respond), Buyer shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception, in which event such New Exception shall be a Permitted Exception. Notwithstanding the foregoing, Seller shall be required to cure: (x) all monetary liens or encumbrances against the Property that are dischargeable by payment of a liquidated sum; and (y) all encumbrances against title which are created by or through Seller after the date hereof except if otherwise approved in writing by Buyer in Buyer’s sole discretion.
(b)Examination. Within two (2) business days after the Effective Date, Seller shall deliver to Purchaser all of the materials set forth on Schedule 6(b) attached hereto to the extent such materials are in Seller’s possession and are readily available, and should there be any delay in the delivery of such materials by Seller to Buyer, for each day that passes thereafter until all of such materials are delivered to Buyer, the Examination Period shall be extended by one (1) day. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property during normal business hours for the purposes of inspecting the Property, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not materially damage the Property nor unreasonably interfere with the conduct of business by Seller or any of Seller’s tenants; and provided further, however, that Buyer shall (i) indemnify and hold Seller harmless from and against any and all actual claims, judgments, fines, penalties, reasonable out-of-pocket costs, expenses and damages to the extent resulting from damage to the Property or injury to persons as a result of the activities of Buyer and its agents and designees on the Property (including, but not limited to, reasonable out-of-pocket attorneys’ fees), and (ii) repair any and all damage caused, in whole or in part, by Buyer, which obligations shall survive any termination of this Agreement; except, however, that Buyer shall not be responsible for any repairs necessitated by Buyer’s discovery of any pre-existing conditions on the Property during Buyer’s diligence inspections except to the extent any such conditions are exacerbated by Buyer. Before entering the Property, Buyer shall give reasonable written notice to Seller’s designated representative(s) of such entry upon the Property by Buyer, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property.
Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Examination Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein. If Buyer does not provide Seller written notice stating that it waives its right to terminate this Agreement pursuant to this Section 6(b), then this Agreement shall terminate upon the expiration of the Examination Period, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein. If Buyer provides written notice to Seller prior to the expiration of the Examination Period stating that Buyer elects to proceed with the transaction contemplated by this Agreement, then this Agreement shall continue in full force and effect and Buyer and Seller shall proceed to Closing, subject to and in accordance with the terms and conditions of this Agreement.
Section 7. Risk of Loss/Condemnation.
Until Closing, the risk of loss or damage to the Property shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued), Seller shall give Buyer written notice immediately upon becoming aware thereof, and: (a) with respect to any casualty, if the cost to repair such casualty would exceed five percent (5%) of the Purchase Price, and (b) with respect to any condemnation or taking (or notice thereof), the proposed condemnation or taking would result in the loss of legal access to a public right-of way or the reduction of value in the Property by more than five percent (5%) of the Purchase Price, then, in either such case, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards to be applied in accordance with the term of the Lease. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing), with Seller responsible for payment of any deductible and/or uninsured amount with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies which shall be applied in accordance with the terms of the Lease.
Section 8. Earnest Money Disbursement.
The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:
(a)The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer at Buyer’s sole cost and expense, and shall promptly provide Buyer and Seller with confirmation of the investments made, including the name and address of the bank where such account is maintained and the account number thereof.
(b)If the Closing occurs, the Title Insurer shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer upon the Closing. If for any reason the Closing does not occur, the Title Insurer shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 8(b). Subject to the last sentence of this Section 8(b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other party of the Demand within one (1) business day after receipt of the Demand. If the Title Insurer does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this Section 8(b) if Buyer delivers a notice to Title Insurer on or prior to the expiration of the Examination Period that Buyer has terminated this Agreement, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.

(c)Buyer and Seller acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of any of Buyer or Seller, and that the Title Insurer shall not be liable to any of Buyer or Seller for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.
Section 9. Default; Breach of Representation.
(a)In the event Buyer should fail to consummate the Closing on the Closing Date, for any reason other than Seller’s default, then Seller may, upon five (5) days’ notice to Buyer, if such failure is not cured within such five (5) day period, as its sole and exclusive remedy, terminate this Agreement by notice to Buyer, and in such event Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages. Upon such termination, and receipt by Seller of all of the Earnest Money, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein. Seller and Buyer agree that it is difficult to determine, with any degree of certainty, the loss which Seller would incur in the event of Buyer’s default in its obligation to consummate the Closing on the Closing Date, and the parties have agreed that the amount of the Earnest Money represents a reasonable estimate of such loss and is intended as a liquidated damages provision.
____________   ____________
Seller’s Initials   Buyer’s Initials
(b)In the event Seller should breach, in any material respect, any of its covenants, representations or warranties contained in this Agreement, or if Seller should fail to consummate the Closing on the Closing Date for any reason other than Buyer’s default, Buyer may, upon five (5) days’ notice to Seller, if such breach or failure is not cured within such five (5) day period, as its sole and exclusive remedy, either (i) waive such default or failure and proceed to Closing in accordance with the terms and provisions hereof, (ii) terminate this Agreement in its entirety by notice to Seller, in which event the Title Insurer shall return immediately the Earnest Money to Buyer, and Seller shall reimburse Buyer for Buyer’s actual out-of-pocket expenses incurred with respect to its negotiation of this Agreement and due diligence with respect to the Property, including but not limited to environmental and engineering consultants’ fees, legal fees, and financing deposits, and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein, or (iii) enforce specific performance of Seller’s obligations hereunder.
(c) As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within sixty (60) days after Buyer becomes aware of the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of Buyer’s right to commence an action for specific performance.
(d)Notwithstanding Subparagraphs 9(a) and 9(b) hereof, in no event shall the provisions of Subparagraphs 9(a) and 9(b) limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with the express provisions of this Agreement. This Subparagraph (d) shall survive the Closing or the earlier termination of this Agreement.
(e)Notwithstanding the foregoing, in the event of a default of Seller hereunder which makes specific performance unavailable, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity.
(f)All representations and warranties in this Agreement, and covenants required to be performed under this Agreement prior to Closing, shall survive the Closing for a period of nine (9) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation, warranty or covenant contained herein shall not merge with the deeds delivered at the Closing but shall survive the Closing for the Survival Period. Seller and Buyer agree that, following the Closing, each shall be liable for the direct and actual, but not special, indirect, consequential or punitive, damages resulting from any breach of its representations, warranties or covenants expressly set forth in this Agreement; provided, however, that: (i) following Closing, the total liability of Seller for all such breaches of its representations and warranties under this Agreement shall not, in the aggregate, exceed three percent (3%) of the Purchase Price (the “Claim Cap”); and (ii) following Closing, the total liability of Buyer for all such breaches shall not, in the aggregate, exceed the Claim Cap. Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds One Hundred Thousand and No/100 Dollars ($100,000.00) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap). In the event that Seller breaches any representation or warranty contained in this Agreement, in any material respect, and Buyer had actual knowledge of such breach on or prior to the Closing Date, Buyer shall be deemed to have waived any right of recovery, and Seller shall not have any liability to Buyer in connection therewith.
Section 10. Closing.

The Closing Date shall occur on the day that is ten (10) days after the expiration of the Examination Period, or on the day that Buyer and Seller otherwise agree. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Seller shall deliver to Buyer at Closing the following executed documents:
(a)a Deed in the form attached hereto as Exhibit B, from Seller to Buyer conveying the Real Property and the Improvements to Buyer subject only to the Permitted Exceptions;
(b)(i) the Lease, executed by Tenant, as tenant, and (ii) the Guaranty, executed by Guarantor, as guarantor;
(c)an Assignment of Intangible Property in the form of Exhibit D attached hereto from Seller to the applicable Buyer conveying the Intangible Property to the applicable Buyer;
(d)a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(e)all transfer tax statements, declarations, residency certifications, and filings as may be necessary or appropriate for purposes of recordation of the applicable deed;
(f)good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer;
(g)a FIRPTA Affidavit from Seller in form of Exhibit E attached hereto;
(h)an affidavit with respect to the Property in the form attached hereto as Exhibit F;
(i)an SNDA (as defined in the Lease) in a form requested by Buyer in accordance with the Lease; and
(j)at Closing, Seller shall direct and pay all or a portion of its sales proceeds to PNC Bank, National Association, in an amount sufficient to pay down Guarantor’s Credit Facility in the amount of the Applicable Paydown Amount.
At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver executed counterparts (as applicable) of the closing documents referenced in Sections 10(b)(i), (c), (d), (e) and (i) to the extent applicable. The Closing shall be held through a customary, New York style escrow arrangement between the parties and the Title Insurer, or such other place or manner as the parties hereto may mutually agree.
Section 11. Seller’s Representations.

Seller represents and warrants to Buyer, effective as of the Effective Date and as of the Closing Date, as follows:
(a)Seller is duly organized (or formed), validly existing and in good standing under the laws of the State of Oklahoma. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;
(b)Except for any tax appeals and/or contests initiated by Seller, if any, Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property, and Seller does not have any knowledge of any pending litigation, condemnation proceeding or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property and Seller has no knowledge that the Property may be rezoned;
(c)(i) There are no actions, suits or other proceedings of any kind pending or, to the best of Seller’s knowledge, threatened against Seller or the Property which, if determined adversely to Seller, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder; and (ii) Seller has not received any written notice of any current or pending environmental investigations against the Property and Seller does not have any actual knowledge of any pending environmental investigations against the Property;
(d)Seller has not entered into any contracts, subcontracts or agreements, including but not limited to any brokerage agreements, affecting the Property which will be binding upon Buyer after the Closing;
(e)Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the contracts affecting or related to the Property, and, to Seller’s knowledge, there are no defaults under the contracts affecting or related to the Property;
(f)Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations;
(g)Other than the Lease, there are no occupancy rights, leases or tenancies affecting the Property;

(h)Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax;
(i)There are no pending or, to Seller’s Knowledge, threatened condemnation proceedings affecting the Property, and Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of the Property;
(j)Except as set forth in the environmental report previously delivered by Seller to Buyer, (1) to Seller’s knowledge, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”); and (2) Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Substance discharge or seepage;
(k)There are no rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Property;
(l)Seller is not acting on behalf of (a) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (c) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.
(m)Neither Seller nor its affiliates is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Seller nor its affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller nor its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and
(n)Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the knowledge of Todd Noethen, the individual in Seller’s organization charged with responsibility for the Property, the Lease and the matters otherwise addressed in the representations and warranties contained herein; provided however, that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s property manager, any officer, director or employee of Seller or Big Lots, Inc., on account of any breach of any representation or warranty made by Seller herein.
Section 12. Buyer’s Representations.
Buyer represents and warrants to Seller effective as of the Effective Date and as of the Closing Date, as follows:
(a)Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;
(b)No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law;
(c)Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7));
(d)Buyer is not, and is not acting on behalf of, (a) a Plan, (b) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA;
(e)Buyer has not incurred indebtedness in excess of eighty percent (80%) of the Purchase Price in connection with funding the Purchase Price;
(f)If Buyer is a disregarded entity for federal income tax purposes, Buyer, the most immediate parent company of Buyer that is not a disregarded entity for federal income tax purposes and owns the entire equity interest of Buyer (directly or indirectly) (“Buyer’s Non-Disregarded Parent”), and any subsidiary of Buyer’s Non-Disregarded Parent that owns the entire equity interest in Buyer (directly or indirectly), have not incurred indebtedness, collectively, in excess of eighty percent (80%) of the Purchase Price in connection with funding the Purchase Price or making capital contributions directly or indirectly to Buyer to fund the Purchase Price, as applicable; and
(g)For purposes of this Agreement, terms such as “to Buyer’s knowledge”, “to the best of Buyer’s knowledge”, or like phrases mean the actual knowledge of James Hennessey, with no duty of inquiry, an individual in Buyer’s organization expected to have knowledge of the matters set forth in this Agreement; provided however, that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of such individual (or any other officer, director or employee of Buyer or its affiliates) on account of any breach of any representation, warranty or covenant by Buyer herein.
Section 13. Conditions to Buyer’s Obligations.
Buyer’s obligation to pay the Purchase Price, accept title to the Property and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date:

(a)Seller shall deliver to Buyer on or before the Closing Date the documents set forth in Section 10 above;
(b)Each of the representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;
(c)Buyer shall receive from the Title Insurer a current ALTA owner’s title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, no earlier than the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the “Title Policy”);
(d)On or before the date that is ten (10) days prior to the expiration of the Examination Period, Seller shall have delivered to Buyer estoppel certificates in the form provided by Buyer (and reasonably acceptable to Seller) from any parties to declarations or reciprocal and/or operating easement agreements affecting the Property (collectively, the “Estoppels”). The Estoppels shall not show any default by Seller or any information that would be reasonably expected to have a material adverse effect on the ownership, use, occupancy or maintenance of the Property;
(e)From the Effective Date until Closing, no material adverse change shall have occurred with respect to the Property or Tenant; and
(f)(i) The ability of the Title Insurer to consummate the Closing of the transactions contemplated by this Agreement on the Closing Date; (ii) the availability of the applicable governmental or regulatory offices to record the Closing Documents (as applicable); (iii) the availability of national banking institutions to process wires from Buyer or Buyer’s lender to fund the Purchase Price; and (iv) no other condition existing as a result of a pandemic that prevents the Closing from occurring; provided, however, in the event this condition to Closing is not satisfied, (A) Buyer shall have the right, in its sole discretion, to extend the Closing Date, upon written notice to Seller, one or more times, from time to time, up to a maximum extension by Buyer pursuant to this Section 13(f) of sixty (60) days; and (B) Seller shall have the right, in its sole discretion, to extend the Closing Date, upon written notice to Buyer, one or more times, from time to time, up to a maximum extension by Seller pursuant to this Section 13(f) of fifteen (15) days. Buyer’s and Seller’s extension rights pursuant to the preceding sentence shall be concurrent, not consecutive, such that the maximum overall extension pursuant to the preceding sentence shall be sixty (60) days (not seventy-five (75) days).
Buyer may at any time or times, at its election, waive any of the conditions to its obligations under this Agreement but any such waiver shall be effective only if contained in a writing signed by Buyer. If all of the above conditions have not been satisfied, or waived in writing by Buyer, on or prior to the Closing Date, then Buyer shall have the right to terminate this Agreement in its entirety, and upon such termination the Earnest Money shall be refunded to Buyer and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. If the failure of any condition precedent to Buyer’s obligations set forth in this Section 13 arises as a result of a default by Seller under this Agreement, Buyer shall also have the remedies available to Buyer in Section 9(b).
Section 14. Conditions to Seller’s Obligations.
Seller’s obligation to deliver title to the Property and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date:
(a)Buyer shall deliver to Seller upon the Closing the remainder of the Purchase Price pursuant to Section 2 hereof;
(b)The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing; and
(c)The “Closing” (as defined in the Other PSAs described in clause (i) of the definition of “Other PSAs”) shall occur concurrently with the Closing hereunder.
If all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, then Seller shall have the right to terminate this Agreement, and upon such termination the Earnest Money shall be refunded to Buyer and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. In the event of the failure of the condition precedent to Seller’s obligations set forth in Section 14(a), Seller shall have the remedies available to Seller in Section 9(a). In addition, if Seller terminates this Agreement as a result of the failure of the condition precedent set forth in Section 14(c), then Seller shall reimburse Buyer for Buyer’s actual out-of-pocket expenses incurred with respect to its negotiation of this Agreement and due diligence with respect to the Property, including but not limited to environmental and engineering consultants’ fees, legal fees, and financing deposits, up to a maximum reimbursement pursuant to this sentence and the last sentence of Section 14 of each of the Other PSAs, in the aggregate, of Two Hundred Thousand and No/100 Dollars ($200,000.00).
Section 15. Notices.
All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) delivery via electronic mail to the addresses set out in Section 1 or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. Such notices shall be deemed effective upon receipt, provided, however, as to item (iii), receipt occurs on or before 6:00 p.m. EST on a business day, otherwise, such notice shall be deemed to have been received on the next succeeding business day. Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 15. Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.
Section 16. Seller Pre-Closing Covenants.
From and after the Effective Date and until Closing, Seller agrees that it shall:
(a)continue to operate the Property in materially the same manner in which Seller has previously operated the Property except for temporary modifications to or interruptions in operations resulting from the ongoing coronavirus pandemic;
(b)subject to Section 7 hereof and subject to reasonable wear and tear and damage from fire or other casualty, maintain the Property in the same (or better) condition as exists on the date hereof;
(c)keep the Property insured for no less than full replacement cost thereof subject to such deductibles as are currently in place with respect to such Property;
(d)not (i) enter into, amend, modify, terminate or grant any waiver or approval under any leases, licenses or other occupancy agreements, or any other contracts that would be binding on Buyer after Closing, (ii) transfer, sell or otherwise dispose of any Property, except for the replacement of obsolete personal property in the ordinary course of business, nor (iii) initiate or consent to any zoning reclassification or other change to the zoning, site plan, special use permit or other land use entitlement with respect to the Property, without, in each instance, obtaining the prior written consent of Buyer in its sole and absolute discretion;
(e)request the Estoppels (if applicable) from all applicable parties within two (2) business days following Buyer’s request therefor and thereafter shall use commercially reasonable efforts to obtain the same;
(f)promptly inform Buyer in writing of (i) the receipt of a written notice from any applicable governmental authority having jurisdiction of any purported violation of law with respect to the Property and/or any casualty or condemnation with respect to the Property or (ii) any other material event which would reasonably be expected to adversely affect the ownership, use, occupancy or maintenance of the Property, whether insured or not; and
(g)within one (1) Business Day following the Effective Date, request that Standard & Poor’s cease rating the credit of Guarantor. For a period of twenty-four (24) months following the Closing, Guarantor shall not procure a credit rating on any credit facility unless such credit rating is deemed to be Investment Grade. For a period of twelve (12) months following the Closing, the Guarantor shall not procure a credit rating on any notes or bond offerings unless such credit rating is deemed to be Investment Grade. Should the Guarantor seek to issue any notes or bonds after twelve (12) months, but prior to twenty-four (24) months following the Closing, the Guarantor can procure a rating at its sole discretion subject to a forty-five (45) day notice period during which Buyer (or its designee) shall have the right to negotiate in good faith a sale-leaseback financing alternative that does not require a credit rating. The provisions of this Section shall survive Closing for twenty-four (24) months.
Section 17. Financial Strength Parameters.
Pursuant to Section 10 of this Agreement, at Closing, Seller will pay down (or cause to be paid down), with the proceeds generated by the sale of the Property pursuant to this Agreement and the sale of the Other Properties pursuant to the Other PSAs, the balance owed under Guarantor’s Credit Facility, in the amount of the Applicable Paydown Amount. Thereafter, the Guarantor will not utilize Guarantor’s Credit Facility (or obtain any new or replacement credit facility) for a period of ninety (90) days following the Closing. Notwithstanding the foregoing, thirty-one (31) days following the Closing and sixty-one (61) days following the Closing (collectively, the “Measurement Dates”), or as soon as practicable thereafter, the Guarantor shall provide Buyer with actual EBITDA calculations (on a GAAP basis in accordance with the Guarantor’s normal accounting policies but excluding any gain on sale arising from this agreement or other unusual items) for the preceding fiscal month. If at either of the Measurement Dates the EBITDA for the preceding fiscal month is less than ninety percent (90%) of the Guarantor’s projection for that fiscal month as set forth on Schedule 17 attached hereto, the Guarantor shall have the right to utilize Guarantor’s Credit Facility at its sole discretion. The provisions of this Section shall survive Closing.
Section 18. Entire Agreement.
This Agreement constitutes the sole and entire agreement among the parties hereto with regard to the subject matter hereof, and no modification of this Agreement shall be binding unless in writing and signed by Buyer and Seller. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.
Section 19. No Representations or Warranties.
Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement and the other documents executed and delivered by Seller or its affiliates at Closing (the “Closing Documents”), the Property shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.
Section 20. Applicable Law.
This Agreement shall be construed under the laws of the State in which the Property is located, without giving effect to any conflict of laws or principles.

Section 21. No Brokers.
Buyer and Seller each hereby represent that there are no brokers involved or that have a right to proceeds in this transaction. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this Section 21 shall survive the Closing or the earlier termination of this Agreement.
Section 22.  Attorneys’ Fees.
In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.
Section 23. Exclusivity.
Prior to the Closing or the earlier termination of this Agreement, Seller will not show, market, offer, or negotiate to sell the Property or any portion thereof or any direct or indirect interest therein to any party other than Buyer, nor will Seller conduct discussions with any third party with respect to the same.
Section 24. No Recording.
Buyer may not record this Agreement or any memorandum of short form hereof.
Section 25. Computation of Time.
The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall have the meaning set forth in Section 1. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.
Section 26. Counterparts; Electronic Signatures.
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.
Section 27. Binding Effect.
This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
Section 28. No Offer.
This Agreement is of no force or effect unless it is signed by Seller and Buyer, and a signed copy of this Agreement delivered by Seller to Buyer. The mailing, delivery or negotiation of this Agreement by Seller or Buyer or any agent or attorney of Seller or Buyer prior to the execution and delivery of this Agreement as set forth in this clause shall not be deemed an offer by Seller or Buyer to enter into this Agreement, whether on the terms contained in this Agreement or on any other terms.
Section 29. Waiver of Trial by Jury.
THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY GRANTED IN THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY SELLER AND BUYER, EACH OF WHOM HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. SELLER AND BUYER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
Section 30. Assignment.
This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other such party. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, without the consent of Seller, to any entity which controls, is controlled by, or is under common control with Buyer (control meaning the power, through ownership of voting rights or contract, to manage the decision making of an entity), provided the assignee assumes in writing all of the obligations of Buyer to be performed under this Agreement and the applicable assumption agreement documenting the same is delivered to Seller at least five (5) business days prior to the Closing Date. Buyer shall not assign this Agreement to an entity or individual which would make any of the statements, representations or warranties of Buyer set forth in Section 12 of this Agreement untrue or incorrect and any such assignment shall be null and void and without force and effect. No assignment of this Agreement shall relieve Buyer from any of its obligations set forth herein arising prior to or after the effective date of the assignment. In addition, Buyer shall have the right to direct Seller, upon written notice to Seller prior to Closing, to transfer any individual Property to one or more affiliates of Buyer in lieu of transferring the Property to Buyer at Closing. The final documents to be delivered at Closing, including, without limitation, the Deed(s), the Assignment(s) of Intangible Property, and the Lease, shall be conformed to reflect the appropriate transferee as communicated by Buyer in accordance herewith.
Section 31. Further Assurances.
From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
Section 32. Severability.
If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
Section 33. Tax Treatment.

For the avoidance of doubt, the parties intend to treat the transactions contemplated by this Agreement for federal, state and local income tax purposes as a sale of the Property to the Buyer for the Purchase Price (and other amounts required to be treated as consideration for income tax purposes, if any) and shall file all tax returns and any other governmental filings on a basis consistent therewith; provided, however, that nothing herein shall prevent a party from settling or offsetting any proposed deficiency or adjustment by any governmental authority challenging such tax treatment, and no party will be required to litigate any proposed adjustment by any governmental authority challenging such tax treatment. In the event that the tax treatment described in this Section 33 is disputed by any governmental authority, the party receiving the notice of the contest shall provide the other party with prompt written notice thereof (which, in any event, shall be within 30 days of receiving notice of such contest from the governmental authority).

Section 34. Press Releases.

Neither Seller nor Buyer shall issue any press release or other public announcement with respect to this Agreement or the transaction contemplated hereby without the prior written consent of the other such party (provided, however, if such press release or other public announcement does not include the name of the other such party, the Purchase Price or any other material economic terms of the transaction contemplated hereby, then such consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything herein to the contrary, Seller shall not issue (or permit its affiliates to issue) any press release or other public announcement with respect to this Agreement or the transaction contemplated hereby unless and until Standard & Poor’s has ceased rating the credit of Guarantor as contemplated by Section 16(g).

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Real Property as of the day and year first set forth above.

SELLER:

DURANT DC, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Jonathan E. Ramsden
Executive Vice President,
Chief Financial and Administrative Officer

BUYER:

BIGDUOK001 LLC,
a Delaware limited liability company

By: /s/ James Hennessey
Name: James Hennessey
Title: Authorized Representative

JOINDER BY BIG LOTS, INC.

Big Lots, Inc., an Ohio corporation and the parent of the Seller, hereby joins in the execution of this Agreement to evidence its agreement to be bound by all of the terms and conditions set forth herein and to guaranty the payment and performance of all of the obligations of Seller hereunder.

BIG LOTS, INC., an Ohio corporation

By: /s/ Jonathan Ramsden
Jonathan Ramsden
Executive Vice President,
Chief Financial and Administrative Officer

JOINDER BY TITLE INSURER
Title Insurer joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of this Agreement. Title Insurer agrees to act as escrow holder with respect to the Earnest Money in accordance with the terms of this Agreement and hereby establishes ___________ ___, 2020, as the date of opening of escrow and designates ___________ as the escrow number assigned to this escrow. Title Insurer agrees to act as the “Reporting Person” for this transaction and as defined in Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder (collectively, the “Reporting Requirements”) and to perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person with respect to this transaction. Title Insurer agrees that it will submit to the jurisdiction of the State Courts of the State of New York in connection with any dispute which shall arise under the terms of this Agreement. Title Insurer agrees that service of process on Title Company in New York in accordance with New York law shall constitute adequate service of process. Title Insurer agrees that it will not contest the jurisdiction of the State of New York Courts in connection with any litigation over any dispute arising under this Agreement. Title Insurer further agrees that in the event there is a dispute between the parties hereto it shall deposit the Earnest Money it is holding in escrow into whatever New York Court the litigation is pending.

TITLE INSURER:

Chicago Title Insurance Company

By: ____________________________
Name:  ____________________________
Title: ____________________________

EXHIBITS AND SCHEDULES

Exhibits A	-	Legal Descriptions of the Property
Exhibits B	-	Form of Deed
Exhibits C	-	Basic Lease Terms
Exhibit D	-	Form of Assignment of Intangible Property
Exhibit E	-	FIRPTA Affidavit
Exhibit F	-	Seller’s Affidavit
Schedule 6(b)	-	Due Diligence Materials
Schedule 17	-	Projected EBITDA

EXHIBIT A
Legal Description of Property
[REDACTED]

EXHIBIT B
FORM OF DEED

SPECIAL WARRANTY DEED

DURANT DC, LLC, an Ohio limited liability company ("Grantor"), for valuable consideration paid, does hereby grant, bargain, sell, and convey to ______________________________, a ______________, whose tax mailing address is ____________________________________________________ ("Grantee") the real property located in the City of __________, __________ County, Oklahoma and described on Exhibit A attached hereto and made a part hereof, together with all the improvements and appurtenances (the "Property") and warrant the title to the Property to be free, clear, and discharged of and from all former grants, claims, charges, taxes, judgments, mortgages, and other liens or encumbrances of any nature granted by, through, or under Grantor, but not otherwise:

The foregoing conveyance is made subject to taxes and assessments not yet due and payable; easements, conditions and restrictions of record, if any; legal highways; and zoning ordinances.

To have and to hold the Property unto Grantee, and Grantee’s successors and assigns forever.

IN WITNESS WHEREOF, Grantor has executed this Deed as of this ____ day of _________, 2020.

DURANT DC, LLC, an Ohio limited liability company

By: ____________________________________

Its: ____________________________________

STATE OF OHIO )
)
COUNTY OF FRANKLIN )

The foregoing instrument was acknowledged before me this _____ day of _______________, 2020 by _____________________________, the ___________________ of Durant DC, LLC, an Ohio limited liability company, on behalf of the company.

______________________
Notary Public

This instrument prepared by:
Daniel J. Minor, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OH 43215

EXHIBIT C

BASIC LEASE TERMS

[REDACTED]

EXHIBIT D
FORM OF
ASSIGNMENT OF INTANGIBLE PROPERTY
THIS ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”) is made as of [____________], 2020 (the “Effective Date”) by and between DURANT DC, LLC, an Ohio limited liability company (“Assignor”), and [____________], a Delaware limited liability company (“Assignee”).
WITNESSETH:
WHEREAS, pursuant to that certain Agreement for Purchase and Sale of Real Property dated [____________] (the “Purchase Agreement”) by and between Assignor, as seller, and Assignee, as buyer, Assignor has agreed to convey to Assignee, and Assignee has agreed to accept from Assignor, all of Assignor’s right, title and interest in and to the real property, and the buildings and other improvements located thereon, owned by Assignor and commonly known by the address of [_______________] (the “Property”); and
WHEREAS, pursuant to the terms of the Purchase Agreement, Assignor is required to execute and deliver this Assignment in order to facilitate the assignment of all right, title and interest of Seller, if any, to any unpaid award as of the date hereof for (1) any taking or condemnation of the Real Property or any portion thereof, or (2) any damage to the Real Property or the Improvements by reason of a change of grade of any street or highway; (3) all easements and appurtenances relating to any of the foregoing (individually or collectively, as the context may require, the “Intangible Property”); and
WHEREAS, simultaneously with the execution and delivery of this Assignment, the transactions contemplated by the Purchase Agreement with respect to the Property are being consummated by Assignor and Assignee.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto for themselves, their legal representatives, successors and assigns, hereby agree as follows:
All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
Effective as of the Effective Date, Assignor hereby assigns and transfers unto Assignee, its successors and assigns, forever, in each case, to the extent the same are assignable and are not required to be maintained by Assignor in order for Assignor to perform its obligations as tenant under the Lease with respect to the Property, all of its right, title and interest in, to and under the Intangible Property.
Assignee hereby assumes the obligations of Assignor in respect of such Intangible Property to the extent arising from events occurring from and after the Effective Date.

Assignee shall defend, protect, indemnify, and hold harmless Assignor and its partners, beneficial owners, affiliates, officers, agents, employees, representatives or other constituent entities of Assignor from and against any and all loss, cost, liability, expense, claim, action, damages, and fines (including those arising from the loss of life, personal injury and/or property damage), including reasonable attorneys’ fees, directly or indirectly arising from or out of any failure by Assignee, from and after the Effective Date, to perform Assignee’s obligations in respect of such Intangible Property. The foregoing indemnification obligations shall be subject to the rights and obligations of Assignor and Assignee pursuant to the Lease.
Assignor shall defend, protect, indemnify, and hold harmless Assignee and its partners, beneficial owners, affiliates, officers, agents, employees, representatives or other constituent entities of Assignee from and against any and all loss, cost, liability, expense, claim, action, damages, and fines (including those arising from the loss of life, personal injury and/or property damage), including reasonable attorneys’ fees, directly or indirectly arising from or out of any failure by Assignor, on or before the Effective Date, to have performed Assignor’s obligations in respect of such Intangible Property. The foregoing indemnification obligations shall be subject to the rights and obligations of Assignor and Assignee pursuant to the Lease.
Except as may be set forth in the Purchase Agreement, this Assignment is made without representation, warranty, guarantee, or other assurance or covenant of any kind by Assignor, and without recourse with respect to Assignor or with respect to any of the partners, beneficial owners, officers, agents, employees, representatives, affiliates, or other constituent entities of Assignor.
[SIGNATURE PAGE FOLLOWS]

ASSIGNOR:

DURANT DC, LLC, an Ohio limited
liability company

By:_________________________________
Name:______________________________
Title:_______________________________

ASSIGNEE:

[________________],
a Delaware limited liability company

By:_________________________________
Name:______________________________
Title: ______________________________

SCHEDULE A TO ASSIGNMENT OF INTANGIBLE PROPERTY
(Add legal description of Real Property)

EXHIBIT E
FIRPTA AFFIDAVIT
Section 1445 of the Internal Revenue Code provides that a transferee of a U. S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by DURANT DC, LLC, an Ohio limited liability company (“Transferor”), to [_________________], a [_________________] (“Transferee”), Transferor hereby certifies the following:
Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).
[Transferor is not a disregarded entity for federal income tax purposes.]
Transferor’s U.S. taxpayer identification number is __________________.
Transferor’s office address is [________________], [___________], [_______] [_______].
Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
SIGNATURE PAGE FOLLOWS

Transferor declares that it has examined this certificate and to the best of its knowledge and belief it is true, correct, and complete, and that the person signing below has authority to sign this document on behalf of Transferor.

Dated:	Transferor:
[__________], 2020	DURANT DC, LLC, an Ohio limited liability company

By:______________________________________________
Name:____________________________________________
Title:_____________________________________________

NOTICE TO TRANSFEREE: You are required by law to retain this Certificate until the end of the fifth taxable year following the taxable year in which the transfer takes place and to make it available to the Internal Revenue Service if requested during that period.

EXHIBIT F
Form of Seller’s Affidavit Of Title
A.The undersigned, ____________, solely in his capacity as ______________ of DURANT DC, LLC, an Ohio limited liability company ("Owner"), in consideration of Chicago Title Insurance Company (the "Company") issuing its policy of title insurance insuring an interest in the property located at _________________________ (the "Property") described in Title Commitment Number ________________, dated __________________, and updated through __________________ (the "Commitment"), hereby represents and certifies to the Company as follows:
1.That, except as noted at the end of this paragraph, within the last _________ (___) days (a) Owner has not entered into any contract, which remains outstanding and unpaid, for labor, service or materials furnished to improve the land, or to rehabilitate, repair, refurbish, or remodel the building(s) situated on the land that might become the subject of a lien upon the Property and that has not been paid for; (b) nor has Owner entered into any contract, which remains outstanding and unpaid, for goods, chattels, machinery, apparatus or equipment that has been attached to the building(s) thereon, as fixtures, that might become the subject of a lien upon the Property; (c) nor has Owner entered into any contract, which remains outstanding and unpaid, for the furnishing of labor, service, materials, machinery, apparatus or equipment which are to be completed subsequent to the date hereof that might become the subject of a lien upon the Property and that has not been paid for, except the following, if any:
2.Owner is in sole possession of the Property, and no other party has possession, or, to Owner's actual knowledge, has a right of possession under any tenancy, lease or other agreement, written or oral, except for parties in possession claiming by through or under the leases, licenses or other occupancy agreements set forth on Exhibit A attached hereto.
3.Except as otherwise set forth in the Commitment, Owner has not granted any rights of first refusal or options to purchase all or any part of the Property which remain in force and effect.
4.That all management fees, site and/or assessment fees, and franchise fees, if any, are fully paid.
5.Owner has received no notice of any violation of any covenants, conditions or restrictions, if any, affecting the Property.
6.No proceedings in bankruptcy or receivership have been instituted by or against Owner within the last ten years, and Owner has never made a general assignment for the benefit of creditors.
7.There is no action currently pending in any state or federal court in the United States to which Owner is a party, except as may be disclosed in the public records.
8.That (1) there are no outstanding unpaid sellers or suppliers protected by the Perishable Agricultural Commodities Act of 1930, as amended, 7 USC 499a et seq., ("PACA"), or the

Packers and Stockyard Act of 1921, as amended, 7 USC 181 et seq., ("PASA"), or any similar state laws, (2) no notices of claim or notices of intent to preserve claim rights have been received by Owner from PACA/PASA sellers or suppliers, and (3) there are no parties claiming to hold or assert rights, claims or interests under PACA/PASA against Owner or against the Property.
9.Owner has not received notice of any taxes and/or special assessments affecting the Property, other than those shown on the Commitment, and all real estate taxes are paid in full; further, there are no delinquent water, sewer, electric, gas or special assessments for items, such as improvements for sidewalks, curbs, gutters, sewers, etc., not shown as existing liens in the public records, and Owner (or its affiliate), as tenant, under the lease to be entered into by the purchaser of the Property ("Purchaser") and Owner (or its affiliate), in connection with the closing of the sale of the property by Owner to such purchaser (the "Lease"), will be responsible for payment of same under the terms and conditions of the Lease.
B.Owner acknowledges and agrees as follows:
1.The Company has been requested to issue its policy of title insurance referenced above in favor of the insured named therein.
2.The parties in the transaction have requested the Company to provide a so-called "New York Style Closing" which provides for the unconditional delivery of the closing instrument(s) between the parties and the passing of consideration therefor.
3.This Certificate is given to induce the Company to issue its policy or policies of Title Insurance with full knowledge that it will be relying upon the accuracy of same. Owner hereby indemnifies and agrees to save harmless the Company against any damages or expense, including attorney fees, sustained as a result of any of the foregoing matters not being true and accurate. It is agreed that in consideration of the Company issuing its title policy or policies without making exception therein of matters which may arise between the date hereof and the date the documents creating the interest being insured have been filed for record and which matters may constitute an encumbrance on or affect said title, Owner agrees to (a) promptly defend, remove, bond or otherwise dispose of any encumbrance, lien or objectionable matter to title that (i) is affirmatively created by Owner or (ii) results from a mechanics' lien arising from a contract entered into by Owner, which remains outstanding and unpaid, for (x) labor, service or materials furnished to improve the land, or to rehabilitate, repair, refurbish, or remodel the building(s) situated on the land, or (y) goods, chattels, machinery, apparatus or equipment that attach to the building(s) thereon, as fixtures (any such encumbrance, lien or objectionable matter described in clause (i) or (ii), collectively, "objection(s) to title"), and that (in each case under clause (i) and clause (ii)) is recorded against the Property during the period of time between the most recent effective date of the Commitment (as most recently down dated) and the date of recording of the deed executed and delivered by Owner to Purchaser (but in no event later than thirty (30) days after the date hereof), and (b) hold harmless and indemnify the Company against all expenses, costs and reasonable attorney’s fees which may arise out of its failure to so remove, bond or otherwise dispose of any said "objection(s) to title"; provided, however, that the memorandum of the Lease, entered into as of the date hereof, shall not be considered an objection to title.

This Certificate is made for the purpose of inducing the Company to issue its policy of title insurance. This Certificate may be relied upon by the Company but may not be relied upon by any other person or entity.
IN WITNESS WHEREOF, the Company has executed this Certificate as of ______________, 2020.

DURANT DC, LLC, an Ohio limited liability
company

By: _________________________________
Name: ______________________________
Title: _______________________________

SCHEDULE 6(b)
DUE DILIGENCE MATERIALS

1.Copies of all environmental, engineering, physical condition reports and/or ADA surveys, if any;
2.Copies of latest revision survey(s) and site plan (delineating all improvements, easements, property lines, etc.), if any;
3.Certificate(s) of occupancy, if applicable;
4.Proof of warranties for roofing system, HVAC, exterior envelope, elevators, and other major components, if applicable;
5.Real estate tax bills for last two (2) years (and for current tax year) if available;
6.A copy of Seller’s title insurance commitment and policy relating to the Property; and
7.Current general liability and property insurance certificates.

SCHEDULE 17

PROJECTED EBITDA

[REDACTED]